EMPLOYMENT AGREEMENT


         AGREEMENT made and entered into as of April 1, 1997 (the "Agreement"), by and between TEXFI INDUSTRIES, INC., a Delaware corporation with offices at 5400 Glenwood Avenue, Raleigh, North Carolina ("Texfi" or the "Company"), and ANDREW J. PARISE, JR., ("Parise").

                              W I T N E S S E T H:
         WHEREAS, Parise and the Company previously entered into an Employment Agreement dated as of October 31, 1994; and
         WHEREAS, Parise and the Company desire to cancel the October 31, 1994 Agreement and enter into this Employment Agreement;
         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree that the following provisions shall constitute the Agreement:
         1.       Termination of  Prior Agreement.   As of the  date  of  this
Employment Agreement , the Employment Agreement dated October 31, 1994 by and between Parise and the Company shall be terminated andbe of no further force or effect.
         2.       Employment.       Texfi hereby employs Parise and Parise
hereby accepts employment with Texfi for the term set forth in Section 3 below, in the position and with the duties and responsibilities set forth in
Section 4 below, and upon the other terms and conditions hereinafter stated.
         3.       Term.    Unless otherwise  terminated as hereinafter
provided,  the term of the

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Agreement shall commence on April 1, 1997 and shall continue through
April 30, 2000.
         4.       Position, Duties, Responsibilities, Extent of Services.
                  4.1 Position. It is intended that, at all times during the term of the Agreement, Parise shall serve as President and Chief Operating Officer of the Company. In accordance with such position, he is hereby granted appropriate responsibilities duties, and authorities, subject to the direction of the Chief Executive Officer of the Company.
                  4.2 Extent of Services. During his employment under this Agreement, Parise shall devote his full time and attention to the business and affairs of Texfi; provided, however, that nothing in this Agreement shall preclude Parise from engaging in charitable and civic activities or from managing his personal investments so long as such outside activities do not unreasonably interfere with the performance of his duties and responsibilities under this Agreement.
         5.       Salary.           For services rendered by him under this
Agreement,  Parise shall receive a base  salary at the annual  rate of
$375,000  (the  "Base  Salary"),  payable  at least in equal  monthly installments.
         6.       Bonus.            Parise will be eligible to participate in
the incentive bonus plans in effect from time to time for senior executive officers of Texfi.
         7. Stock Options. Texfi hereby grants to Parise [nonqualified] [qualified] stock options of the Company in the amount of 100,000 shares of common stock of the Company. Such options shall expire on a date ten (10) years from the date of this Agreement and shall be exercisable at a price equal to $4.125 per share.
         8.       Employee Benefit Plans.   Parise will be provided employee
benefit


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programs comparable to those being provided by Texfi to senior executive officers during the term of the Agreement.
         9.       Reimbursable Expenses.
                  9.1 Business Expenses. During the term of his employment hereunder, Parise shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred by him (in accordance with the policies and procedures established by Texfi for its senior executive officers) in performing services hereunder, provided Parise properly accounts therefor.
                  9.2      Automobile.      During  the  term  of  his
employment hereunder, Texfi will furnish to Parise an automobile to be used in performing his duties on behalf of Texfi.
         10.      Termination of Employment.
                  10.1 Death. In the event of the death of Parise during the term of this Agreement, the following payments shall be made to his designated beneficiary or, in the absence of such designation, to his estate: (a) his Base Salary, as provided in Section 5, though the end of the month in which death occurs, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.
                  10.2 Long Term Disability. In the event that Parise shall suffer an illness or mental or physical disability or incapacity of such a nature, degree or effect that he is unable to perform his duties hereunder for a continuous period of six months or for shorter periods aggregating six months within any 12-month period, the Company, at its sole option, may terminate his employment and this Agreement. Upon such termination, Parise, shall be entitled to payment of (a) his Base Salary, as provided in Section 5, through

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the end of the pay period in which the termination occurs, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.
                  10.3 For Cause. The Company shall have the right to terminate the employment of Parise and this Agreement for "cause." For purposes of this Agreement, "cause" shall mean: (I) Parise's willful and continued failure to perform substantially his duties under this Agreement (other than by reason of illness or mental or physical disability or incapacity) for more than 60 days after a written demand for substantial performance is delivered to him by the Board of Directors of the Company, which demand specifically identifies the manner in which Parise has not substantially performed his duties; (ii) theft or misappropriation by Parise of assets of the Company; or (iii) actions by Parise which constitute an act of moral turpitude or that materially injure the Company. If Parise's employment is terminated for cause, he shall be entitled to his Base Salary, as provided in Section 5, through the end of the pay period in which the termination occurs.
                  10.4 Without Cause. Notwithstanding any other term or provision of this Agreement, the Company may terminate Parise's employment and this Agreement at any time and for whatever reason it deems appropriate. In the event such termination by the Company occurs and is not due to disability pursuant to Section 10.2 or for cause pursuant to Section 10.3, Parise shall be entitled to payment of (a) his Base Salary, as provided in Section 5, for the greater of six (6) months from the date of termination or the remaining term of this Agreement, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.
                  10.5 Voluntary Termination. Parise may voluntarily terminate his

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employment with the Company on at least 60 days' prior written notice. Upon such termination, Parise shall be entitled to his Base Salary, as provided in
Section 5, though the end of the pay period in which the termination occurs.
                  10.6 Change of Duties.Parise may voluntarily terminate his employment with the Company on at least 60 days' prior written notice at any time after his position, responsibilities and duties as President and Chief Operating Officer of the Company, as set forth in Section 4.1, are substantially changed and the new position, responsibilities and duties assigned to him are not reasonably acceptable to him. In the event of such termination, Parise shall be entitled to payment of (a) his Base Salary, as provided in Section 5 for the greater of six (6) months from the date of termination or the remaining term of this Agreement, and (b) any amounts due under Incentive Bonus Plans then in effect in accordance with the terms of such plans.
         11.      Acceleration of Stock Options.     All  outstanding  and
unexpired stock options held by Parise that are not then exercisable shall become exercisable, in whole or in part, for a period of sixty (60) days following termination of employment pursuant to Section 10.4 or Section 10.6.
         12.      Covenants Not to Compete.
                  12.1     Competition; Soliciting Customers. Parise promises
and agrees that, until the later of (a) the termination of the Agreement or
(b) the expiration of any salary payments made to Parise pursuant to Sections
10.4 or 10.6, he will not, directly or indirectly:
                           (i) own, manage, operate, control, be employed by, render
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                            advisory services to, participate in or be connected
                            in any management or control of any business in the United States that is engaged in competition with Texfi or any of its subsidiaries or affiliates in the commission dyeing and finishing of textile products or the manufacture and/or sale of textile products of the same or a like nature to the products of Texfi and its subsidiaries, or (ii) influence or attempt to influence any customer of Texfi or any of its subsidiaries or affiliates to divert its purchases of woven or knit fabrics or other products to any individual, partnership, firm, corporation or other entity then in competition with Texfi or any of its subsidiaries or affiliates.
For purposes of this Section 12.1, "competition with Texfi or any of its subsidiaries or affiliates" shall mean direct competition for customers of textile products or services in any geographic area in which Texfi or any of its subsidiaries or affiliates is engaged, directly or indirectly, in selling or attempting to sell such products or services/
                  12.2 Soliciting Employees; Interference.Parise promises and agrees that, for a period of one year after the later of (a) the termination of the Agreement, or (b) the expiration of any salary payments made to Parise pursuant to Sections 10.4 or 10.6, he will not, directly or indirectly:
                           (i) solicit any employee of Texfi or any subsidiary or affiliate of Texfi or any subsidiary or affiliate of Texfi, who earned annually $25,000 or more as an employee during the last six months of

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                            Parise's employment by Texfi, to work for any
                            business, individual, partnership, firm, corporation or other entity then in competition with the business of Texfi or any of its subsidiaries or affiliates; or (ii) wrongfully interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Texfi and any other party, including without limitation any supplier, distributor, lessor or lessee, licensor or licensee.
                  12.3 Scope. Parise acknowledges and agrees that the covenants set forth in Sections 12.1 and 12.2 shall be enforceable in accordance with their terms notwithstanding any termination of the Agreement or his employment by Texfi, for any reason whatsoever, including without limitation, the termination of his employment under the circumstances described in Sections 10.3, 10.4, 10.5 and 10.6; and the obligations set forth in Sections 12.1 and
12.2 shall continue as therein provided irrespective of whether payments are required by Texfi to Parise under the Agreement except that Parise shall not be bound by said covenants if Texfi fails to make any payments which, under the terms of the Agreement, it has agreed to make to Parise after the termination of his employment.
                  12.4 Savings Clause. It is the desire and intent of the parties that the provisions of Sections 12.1 and 12.2 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of Sections 10.1 and 10.2 shall be adjudicated to be invalid or unenforceable, such adjudication shall apply only with respect to the operation of that portion in the particular jurisdiction in which such adjudication is made, and all

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other portions shall continue in full force and effect.
         13.      Confidential Information; Rights to Materials.
                  13.1 Confidential Information. Parise agrees not to disclose, either while in Texfi's employ or at any time thereafter, to any person not employed by Texfi, or not engaged to render services to Texfi, any confidential and proprietary information of Texfi obtained ;by him while in the employ of Texfi, including, without limitation, any of Texfi's methods, processes, techniques, shop practices, formulae, research data, marketing and sales information, personnel data, customer lists, financial data, plans, and all other know-how, trade secrets and proprietary information of Texfi; provided, however, that this provision shall not preclude Parise from use or disclosure of information known generally to the public (other than information known generally to the public as a result of a violation of this Section 12.1 by Parise), from use or disclosure of information acquired by Parise outside of his affiliation with Texfi, from disclosure required by law or court order, or from disclosure appropriate and in the ordinary course of carrying out his duties and authorities hereunder (e.g., disclosure to Texfi's outside accountants, bankers or trade creditors of financial data properly requested by such persons).
                  13.2 Rights to Materials. Parise also agrees that, upon termination of his employment for whatever reason, he will not take with him, without the prior written consent of an officer authorized to act in the matter by the Board of Directors, any records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches, documents, specifications, and the like (or any copies thereof) relating to the business of Texfi.
         14. Assignment by Texfi. This Agreement shall be binding upon and shall inure

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to the benefit of Texfi or any corporation or other entity to which Texfi may transfer all or substantially all of its assets and business (by operation of law or otherwise) and to which Texfi may assign this Agreement, in which case "Texfi," as used herein, shall mean such transferee corporation or other entity.
         15.      Governing Law.    This  Agreement  shall be governed by and
construed in accordance with the laws and judicial decisions of the State of North Carolina.
         16. Entire Agreement. This Agreement contains all of the understandings and agreements of the parties hereto with respect to the employment of Parise by the company and supersedes all prior understandings and agreements between the parties, whether oral or in writing.
         17. Amendment; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is agreed to in writing and signed by Parise and by an officer of the Company duly authorized to sign by the Board of Directors of the Company. No waiver by either party hereto of any breach by the other of any provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision at the same time or at any prior or subsequent time.
         18.      Severability.     If any one or more of the provisions
contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under applicable law, the validity, legality or enforceability of the remaining provisions shall not in any way be effected or impaired thereby.
         19.      Withholding.      Anything herein to the contrary
notwithstanding, all


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payments made by the Company hereunder shall be subject to
the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
         IN WITNESS WHEREOF, the parties hereby have executed this Agreement as of the 1st day of April, 1997.

                                                      TEXFI INDUSTRIES, INC.


                                                  By: /s/ William L. Remley
                                                          William L. Remley,
                                                        Chief Executive Officer

                                                       EMPLOYEE:


                                                  /s/ Andrew J. Parise, Jr.
                                                      Andrew J. Parise, Jr.